UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Dominion Gas Holdings, LLC

(Exact name of registrant as specified in its charter)

Virginia	46-3639580
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:    None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates:    N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Limited Liability Company Membership Interests

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered

The following description of the membership interests of Dominion Gas Holdings, LLC (the “Company”) is qualified by reference to the Company’s Articles of Organization and Operating Agreement, which have been previously filed with the Securities and Exchange Commission and are incorporated by reference as exhibits to this registration statement, as well as to applicable Virginia law.

The Company has one class of membership interests which is entirely owned and held by its parent, Dominion Resources, Inc. (the “Sole Member”). The Operating Agreement requires the Company to make annual distributions of any cash amounts that, in the reasonable determination of the Company’s board (the “Board”), are not necessary for the Company’s operations, expenses or reserves. The Board may authorize more frequent distributions of any such cash amounts in its sole discretion. Each member of the Board is elected by the Sole Member to serve until his or her death, resignation, retirement or removal or until his or her successor is elected. The Sole Member may remove any member of the Board at any time, with or without cause.

Upon dissolution of the Company, and subject to the requirements of the Virginia Limited Liability Company Act, the Board must distribute the assets of the Company in the following order of priority: (i) to any creditors of the Company, (ii) to known and reasonably estimated costs of dissolution and winding up, (iii) to any reserves established by the Board, in its sole discretion, for contingent liabilities of the Company, and (iv) to the Sole Member.

Item 2.	Exhibits

Exhibit No.	Description

1.	Articles of Organization (incorporated by reference to Exhibit 3.1, Form S-4 filed April 4, 2014, File No. 333-195066).

2.	Operating Agreement dated as of September 12, 2013 (incorporated by reference to Exhibit 3.2, Form S-4 filed April 4, 2014, File No. 333-195066).

SIGNATURE

Pursuant to the requirements of Section 12 of Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 19, 2014	Dominion Gas Holdings, LLC

	By:	/s/ Mark O. Webb
	Name:	Mark O. Webb
	Title:	Vice President and General Counsel